Rule 10f-3 Transaction Exhibit
Nuveen Texas Quality Income Municipal Fund
FILE #811-6384
ATTACHMENT 77O


<c>TRADE DATE
<c>DESCRIPTION OF SECURITY
<c>ISSUE SIZE
<c>AMOUNT PURCHASED
<c>LIST OF UNDERWRITERS
<c>NAME OF AFFILIATED BROKER-DEALER
5/13/08
Lower Colorado River Authority Refunding Revenue Bonds, Series 2008
$199,555,000
$1,000,000.00

Net amount: $1,039,260.00
Morgan Stanley & Co. Incorporated
Lehman Brothers
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
UBS Securities LLC
Wachovia Bank, National Association
Rice Financial Products Company
First Southwest Company
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated